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EXHIBIT 99.1

Brunswick Bancorp                                          Contact: Roman Gumina
439 Livingston Avenue                                             Chairman & CEO
New Brunswick, NJ 08901                                           (732) 247-5800

                  BRUNSWICK BANCORP TO WITHDRAW LISTING ON AMEX

                       SHARES TO BE LISTED EXCLUSIVELY ON
                               OTC BULLETIN BOARD

New Brunswick, New Jersey - January 16, 2007 - Brunswick Bancorp (the "Company") announced today that it has filed to voluntarily delist its shares of common stock (SYMBOL - "BRB") from trading on the American Stock Exchange. It is currently expected that the stock will begin trading on the OTC Bulletin Board simultaneously with its withdrawal from the American Stock Exchange on or about February 12, 2007.

     The Company has also filed to deregister its common stock under Section 12
(b) of the Securities and Exchange Act of 1934 (the "Act"). As a result, the Company will no longer be subject to the reporting requirements of the Act, and will no longer file quarterly reports on Form 10-Q or annual reports on Form 10-K with the Securities and Exchange Commission. Brunswick Bank and Trust, the Company's bank subsidiary, will continue to file quarterly financial data with the Federal Deposit Insurance Corporation.

     Roman Gumina, the Company's CEO, stated: "Like many small companies, we continue to absorb substantial costs associated with compliance with the Sarbanes-Oxley Act and other regulatory requirements more appropriate for larger companies. We believe its is the best interest of the Company and its shareholders to limit these expenses, which do not contribute to our bottom line. By moving our stock to the OTC Bulletin Board, we can eliminate these expenses, while continuing to provide liquidity to our shareholders."

     Brunswick Bancorp is the holding company for Brunswick Bank & Trust, which operates through its main office in New Brunswick, New Jersey and branch offices in New Brunswick, North Brunswick, South Brunswick, Edison and Freehold.


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